Exhibit 10.1
Williams Partners GP LLC
Director Compensation Policy
Adopted November 29, 2005
Compensation of Directors
Members of the Board of Directors (the “Board”) of Williams Partners GP LLC (the “Company”) who are also officers or employees of affiliates of the Company shall receive no additional compensation for serving on the Board or Board committees.
I. Annual Compensation Package
Subject to adjustment as provided in Section IV below, for their service on the Board for the period beginning on August 22 of each year and ending on August 21 of the following year (“Annual Compensation Period”), directors who are not officers or employees of the Company or its affiliates (each a “Non-Employee Director” and collectively “Non-Employee Directors”) shall receive the following annual compensation package (“Annual Compensation Package”):
1.	$50,000 cash;

2.	$25,000 in Restricted Units valued as of the grant date designated below; and

3.	$5,000 cash each for service on the conflicts and audit committees of the Board.
Notwithstanding the foregoing, with respect to the Annual Compensation Package for the 2005 Annual Compensation Period for a person first elected as a Non-Employee Director on or before September 16, 2005, the Restricted Units shall be valued on the initial public offering price of Units ($21.50 per Unit).
Subject to the provisions of Section IV below, annual cash compensation amounts shall be paid as of August 22 of each year and annual compensation in the form of Restricted Units shall be granted as of August 22 of each year.
II. Other Compensation
In addition, each Non-Employee Director shall receive the following for service on the Board:
1.	for a person first elected as a Non-Employee Director on or before September 16, 2005, a one-time grant of Restricted Units valued at $25,000 based on the initial public offering price of Units ($21.50 per Unit), the grant date for which shall be the date of the adoption of this policy;

2.	for a person first elected as a Non-Employee Director after September 16, 2005, a one-time grant of Restricted Units valued at $25,000 on the date of election to the Board; and

3.	reimbursement for reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings.
III. Restricted Period
Restricted Units awarded pursuant to this policy shall vest 180 calendar days following the date of grant (the “Restricted Period”). Cash distributions on Restricted Units shall be paid.
IV. Interim Payment and Grant Dates and Proration
1.	Interim Payment and Grant Dates.

A person who first becomes a Non-Employee Director on or after August 22 and prior to December 1 shall receive the full Annual Compensation Package for such Annual Compensation Period paid as of December 15, in the case of annual cash compensation amounts, and granted as of December 15, in the case of annual compensation in the form of Restricted Units.

A person who first becomes a Non-Employee Director on or after December 1 and on or before February 28 shall receive a prorated Annual Compensation Package for such first Annual Compensation Period paid as of March 15, in the case of annual cash compensation amounts, and granted as of March 15, in the case of annual compensation in the form of Restricted Units.

A person who first becomes a Non-Employee Director on or after March 1 and prior to August 22 shall receive a prorated Annual Compensation Package for such first Annual Compensation Period paid as of August 22, in the case of annual cash compensation amounts, and granted as of August 22, in the case of annual compensation in the form of Restricted Units.

Notwithstanding the foregoing, a person first elected as a Non-Employee Director on or before September 16, 2005 shall receive the full Annual Compensation Package for such Annual Compensation Period paid, in the case of annual cash compensation amounts, and granted, in the case of annual compensation in the form of Restricted Units, as of the date this policy is adopted.

2.	Proration.

The number of Restricted Units for a prorated Annual Compensation Package shall be the product of $25,000 in Restricted Units valued as of the grant date multiplied by a fraction, the numerator of which is the number of full and fractional calendar months elapsing between the date such person first becomes a

Non-Employee Director and the following August 21 and the denominator of which is 12.

The amount of cash compensation for a prorated Annual Compensation Package shall be the product of the aggregate annual cash compensation amount applicable to such Non-Employee Director as set forth in Section I above multiplied by a fraction, the numerator of which is the number of full and fractional calendar months elapsing between the date such person first becomes a Non-Employee Director and the following August 21 and the denominator of which is 12.
V. Other Provisions
Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Williams Partners GP LLC Long-Term Incentive Plan (the “Plan”).
Notwithstanding anything herein to the contrary, any grant of Restricted Units pursuant to this policy shall be for a whole number of Restricted Units determined by rounding up to the next higher whole number of Units any fractional portion of a Unit equal to or in excess of one-half Unit (and otherwise rounding down to the next lower whole number of units).
Awards of Restricted Units pursuant to this policy shall be subject to the terms and conditions of the Plan and any applicable Award Agreement.